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                                   CERTIFICATE

     The undersigned hereby certifies that she is the Secretary of Morgan Stanley Fund of Funds (the "Trust"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, that annexed hereto is an Amendment to the Declaration of Trust of the Trust adopted by the Trustees of the Trust on April 28, 2005, as provided in Section 9.3 of the said Declaration, said Amendment to take effect on August 1, 2005, and I do hereby further certify that such amendment has not been amended and is on the date hereof in full force and effect.

     Dated this 12th day of July, 2005.

                               /s/ MARY E. MULLIN
                               ------------------
                                 Mary E. Mullin
                                 Secretary

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                                    AMENDMENT

Dated:            July 12, 2005

To be Effective:  August 1, 2005

                                       TO
                          MORGAN STANLEY FUND OF FUNDS
                              DECLARATION OF TRUST
                                      DATED
                                  JULY 3, 1997

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            Amendment dated July 12, 2005 to the Declaration of Trust
               (the "Declaration") of Morgan Stanley Fund of Funds
                                  (the "Trust")
                               dated July 3, 1997

     WHEREAS, the Trust was established by the Declaration on the date hereinabove set forth under the laws of the Commonwealth of Massachusetts; and

     WHEREAS, the Trustees of the Trust have deemed it advisable to change the name of the Trust to "Morgan Stanley Multi-Asset Class Fund" such change to be effective on August 1, 2005;

NOW, THEREFORE:

     1. Section 1.1 of Article I of the Declaration is hereby amended so that that Section shall read in its entirety as follows:

          "Section 1.1. NAME. The name of the Trust created hereby is the Morgan Stanley Multi-Asset Class Fund and so far as may be practicable the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" whenever herein used) shall refer to the Trustees as Trustees, and not as individuals, or personally, and shall not refer to the officers, agents, employees or Shareholders of the Trust. Should the Trustees determine that the use of such name is not advisable, they may use such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name."

     2. Subsection (o) of Section 1.2 of Article I of the Declaration is hereby amended so that that subsection shall read in its entirety as follows:

          "Section 1.2. DEFINITIONS...

          "(p) "TRUST" means the Morgan Stanley Fund of Funds.

     3. The Trustees of the Trust hereby reaffirm the Declaration, as amended, in all respects.

     4. This Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.